Exhibit 14

CODE OF ETHICS
OF
FOOD TECHNOLOGY SERVICE, INC.


Purpose

     Food Technology Service, Inc. (the "Company") is committed to the highest level of ethical behavior. The Company's business success depends upon the reputation of the Company and its directors, officer and employees to perform with the highest level of integrity and principled business conduct.

     This Code of Ethics ("Code") applies to all directors, officers and employees of the Company, including the Company's principal executive officer and principal financial officer, (collectively, "Covered Persons"). This Code is designed to deter wrongdoing and to promote:

* Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

* Full, fair, accurate, timely, and understandable disclosure in reports and documents that a registrant files with, or submits to, the Commission and in other public communications made by the registrant;

*     Compliance with applicable governmental laws, rules and regulations;

* The prompt internal reporting to an appropriate person or persons identified in the code of violations of the code; and

*     Accountability for adherence to the code.

     Each Covered Person must conduct himself or herself in accordance with this Code and must seek to avoid even the appearance of improper behavior.

     This Code is not intended to cover every applicable law or provide answers to all questions that might arise; for that the Company relies on each person's sense of what is right, including a sense of when it is appropriate to seek guidance from others on an appropriate course of conduct.

Honest And Ethical Conduct

     Each Covered Person must always conduct himself or herself in an honest
And ethical manner. Each Covered Person must act with the highest standards of personal and professional integrity and must not tolerate others who attempt to deceive or evade responsibility for actions. Honest and ethical conduct must be a driving force in every decision made by a Covered Person while performing his or her duties for the Company. When in doubt whether an action is honest and ethical, seek advice from your immediate supervisor or senior management as appropriate.

Conflicts Of Interest

     The term "conflict of interest" refers to any circumstance which would Cast doubt on a Covered Person's ability to act objectively when representing The Company's interest. Covered Persons should not use their position or association with the Company for their own or their family's personal gain and should avoid situations in which their personal interests (or those of their family) conflict or overlap, or appear to conflict or overlap, with the Company's best interests.

     Some examples of situations which could give rise to a conflict of Interest are given below. These examples do not limit the general scope of this policy.

* If a Covered Person's association with (or financial interest in) another person or entity would reasonably be expected to interfere with the employee or director's independent judgment in the Company's best interest, that association or financial interest creates a conflict of interest.

* Holding of a financial interest in any present or potential competitor, customer, supplier, or contractor unless the business or enterprise in which the associate holds a financial interest is publicly owned and the financial interest constitutes less than five percent (5%) of the ownership of that business or enterprise.

* Acceptance of a membership on the Board of Directors or serving as a consultant or advisor to any board of any management of a business which is a present or potential competitor, customer, supplier, or contractor unless approved in writing by the Chief Executive Officer.

* Engaging in any transaction involving the Company from which the associate can benefit, financially or otherwise, apart from regular compensation received in the usual course of business. This prohibition is intended to include lending or borrowing of money, guaranteeing debts, or accepting gifts, entertainment, or favors from a present or potential competitor, customer, supplier, or contractor.

* Use or disclosure to a third party of any unpublished information obtained by a Covered Person in connection with his or her employment for personal benefit.

     It is our policy and it is expected that all Covered Persons should endeavor to avoid all situations that present an actual or apparent conflict of interest. All actual or apparent conflicts of interest between personal and professional relationships must be handled honestly and ethically. If such person believes he or she may have a conflict of interest, that Covered Person must report the situation and seek guidance from the appropriate party. For purposes of this Code, directors, including the Chairman of the Board, the chief executive officer, and the chief financial officer shall report any such situations to the Chairman of the Audit Committee. Officers (other than the chief executive officer and chief financial officer) and employees of the Company shall report any such situations to their immediate supervisor. It is the responsibility of the Audit Committee Chairman to determine if a conflict of interest exists or whether such situation is likely to impair the Covered Persons ability to perform his or her assigned duties with the Company, and if such situation is determined to present a conflict, to determine the necessary resolution.

     Loans are expressly prohibited from the Company to all Directors and Executive Officers.

Compliance With Applicable Laws, Rules And Regulations

     Compliance with applicable governmental laws, rules and regulations, and applicable rules and standards of any national securities exchange on which the Company's securities are listed, both in letter and in spirit, is one of the foundations on which this Company's ethical policies are built. Each Covered Person must understand and take responsibility for complying with the Applicable governmental laws, rules and regulations of the cities, states and countries in which the Company operates, and for complying with the applicable rules and standards of any national securities exchange on which the Company's securities are listed.

Rules To Promote Full, Fair, Accurate, Timely And Understand-Able Disclosure

As a public company, The Company has a responsibility to report financial information to security holders so that they are provided accurate information in all material respects about the Company's financial condition and results of operations. It is the policy of the Company to fully and fairly disclose the financial condition of the Company in compliance with applicable accounting principles, laws, rules and regulations. Further, it is the Company's policy to promote full, fair, accurate, timely and understandable disclosure in all Company reports required to be filed with, or submitted to, the Securities and Exchange Commission ("SEC") as required by applicable laws, rules and regulations then in effect, and in other public communications made by the Company.

Covered Persons may be called upon to provide or prepare necessary information to ensure that the Company's public reports are complete, fair and understandable. The Company expects Covered Persons to take this responsibility seriously and to provide accurate information related to the Company's public disclosure requirements.

All books and records of the Company shall fully and fairly reflect all Company transactions in accordance with accounting principles generally accepted in the United States of America, and any other financial reporting or accounting regulations to which the Company is subject. No entries to the Company's books and records shall be made or omitted to intentionally conceal or disguise the true nature of any transaction. Covered Persons shall maintain all Company books and records in accordance with the Company's record retention policy.

All Covered Persons must report to the Company any questionable accounting or auditing matters that may come to their attention. This applies to all operating reports or records prepared for internal or external purposes, such as sales or backlog information. If any Covered Person has concerns or complaints regarding questionable accounting or auditing matters of the Company, the Covered Person should contact their immediate supervisor on a confidential basis. If the immediate supervisor is involved in the questionable accounting or auditing matter, or doesn't timely resolve the Covered Person's concern, the Covered Person should submit their concern to any of the following on a confidential basis: the principal executive officer, the principal financial officer.

Corporate Opportunities

     Directors and employees are prohibited from taking for themselves opportunities that are discovered through the use of corporate property, information or position, or using corporate property, information or position for personal gain. Directors and employees owe a duty to the Company to advance its legitimate interest when the opportunity to do so arises.


Confidentiality

     Directors and employees must maintain the confidentiality of non-public, proprietary information entrusted to them by the Company, its customers or its suppliers and use that information only to further the business interests of the Company, except where disclosure or other use is authorized by the Company or legally mandated. This includes information disseminated to employees in an effort to keep them informed or in connection with their work activities, but with the instruction, confidential labeling, or reasonable expectation that the information be kept confidential.

Trading On Insider Information

     Inside information includes any non-public information, whether favorable or unfavorable, that investors generally consider important in making investment decisions. Examples including financial results not yet released, imminent regulatory approval of an alliance or other significant matter such as the purchase or sale of a business unit or significant assets, threatened litigation, or other significant facts about a business. No information obtained as the result of employment at, or a director's service on the Board of, the Company may be used for personal profit or as the basis for a "tip" toothers unless such information is first made generally available to the public.

Protection And Proper Use Of Company Assets

     Directors and employees should protect the Company's assets and ensure their efficient use. Theft, carelessness and waste have an adverse impact on the Company and its profitability. Company assets may only be used for legitimate the Company business purposes.

Intellectual Property

     The Company expends a great deal of time, effort and money to protect our intellectual property. We are sensitive to issues regarding the improper use of our intellectual property and avoiding the improper use of intellectual property of others, including but not limited to copyrights, trademarks, trade secrets and patents. In fulfillment of our legal obligations with respect to intellectual property rights, the Company adheres to copyright laws, including the application of those laws to copyrighted work in print, video, music, computer software or other electronic formats. Employees must not make any unauthorized reproduction of any copyrighted work.

Reporting Of Violations Of The Code

     Any Covered Person who becomes aware of any violation of the Code must promptly bring the violation to the attention of the appropriate party as follows: Directors, the Company's principal executive officer and the principal financial officer shall report on a confidential basis any violations to the Chairman of the Audit Committee; officers and employees of the Company shall report any violations to the Company's Chairman of the Board, principal executive officer or principal financial officer.

Compliance With Code

     All issues of non-compliance with this policy will be reviewed and evaluated according to the circumstances and severity of the problem.
Senior management will take actions, as it deems appropriate, which can include disciplinary action up to and including termination of employment, legal action, and other measures.

Waiver Of The Code

     Any waiver of this Code may be made only by the independent directors on the Board of Directors or by an authorized committee of the Board of Directors comprised solely of independent directors, and will be disclosed as required by law, SEC regulations or the rules and standards of any national securities exchange on which the Company's securities are listed.